Exhibit 10.70
FIRST AMENDMENT TO EXCLUSIVITY AGREEMENT
     This First Amendment (the “Amendment”) is made as of September 5, 2007, by and between Cardiac Science Corporation, a Delaware corporation f/k/a Cardiac Science, Inc. (“Supplier” or “Cardiac Science” or “CSC”), a medical device developer and manufacturer of automated external defibrillators having its principal place of business at 3303 Monte Villa Parkway, Bothell, Washington, USA 98021 and GE Medical Systems Information Technologies, Inc., a Wisconsin corporation d/b/a GE Healthcare (“GEMS-IT”), having its principal place of business at 8200 W. Tower Avenue, Milwaukee, WI 53223.
W I T N E S S E T H:
     WHEREAS, CSC and GEMS-IT are parties to that certain OEM Purchase and Supply Agreement dated July 29, 2003, as amended by (i) Addendum 1 thereto dated March 24, 2004 (“Addendum One”), (ii) Amendment One thereto dated August 10, 2004 (“Amendment One”), (iii) Second Amendment thereto dated February 14, 2005 (“Amendment Two”), and (iii) Third Amendment thereto dated June 10, 2005 (“Amendment Three”). The OEM Purchase and Supply Agreement, Addendum One, Amendment One, Amendment Two and Amendment Three are collectively referred to herein as the “OEM Purchase and Supply Agreement”.
     WHEREAS, CSC and GEMS-IT are also parties to that certain Exclusive Distribution Agreement dated June 10, 2005 (“Exclusivity Agreement”), which supplements the terms of the OEM Purchase and Supply Agreement.
     WHEREAS, CSC and GEMS-IT desire to supplement and further amend the Exclusivity Agreement as set forth herein.

     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
     1. Construction. Except as provided in this Amendment, the terms and conditions set forth in the Exclusivity Agreement shall remain unaffected by the execution of this Amendment. To the extent any provisions or terms set forth in this Amendment conflict with the terms set forth in the Exclusivity Agreement, the terms set forth in this Amendment shall govern and control. Terms not otherwise defined herein, shall have the meanings set forth in the Exclusivity Agreement or OEM Purchase and Supply Agreement, as applicable. This Amendment supplements the OEM Purchase and Supply Agreement and not that certain OEM Purchase Agreement entered into by the parties on July 29, 2003.
     2. Exclusivity. The parties agree that Section 3 of the Exclusivity Agreement is hereby amended to include the following language immediately after the first sentence:
“The Parties agree that GEMS-IT’s exclusive rights under this Section 3 shall not preclude direct sales by CSC of the OEM Products and Parts and Accessories (as such terms are defined in the OEM Purchase and Supply Agreement) to hospitals located in North America.”
     3. Purchase Minimums.
(a)	The parties agree that Section 4 of the Exclusivity Agreement is hereby deleted in its entirety and replaced with the following:
“GEMS-IT has no minimum purchase commitments with respect to the sale of OEM Products, Supplies and Accessories or the Other Defibrillator, Supplies and Accessories into the hospital market in the United States and Canada.”
(b)	The first sentence of Section 2 is hereby superseded and replaced with the following:

“This Agreement will commence as of the Effective Date and continue until June 30, 2009 (“Term”), unless GEMS-IT acquires a company that manufactures external defibrillators and distributes said external defibrillators in the United States, in which case Supplier shall have the option to terminate this Agreement by providing written notice of termination, which shall be effective immediately.”
     4. Referral of Hospital Prospects to GEMS-IT. The parties agree that Section 5 of the Exclusivity Agreement is hereby deleted in its entirety.
     5. Governing Law. The validity, construction, performance and enforceability of this Amendment shall be governed in all respects by the laws of the State of New York, without reference to the choice-of-law provisions thereof.
     6. Counterparts; Facsimile. This Amendment may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Amendment by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Amendment by such party. Such facsimile copies shall constitute enforceable original documents.
     7. Severability. In the event any provision of this Amendment shall be determined to be invalid or unenforceable under applicable law, all other provisions of this Amendment shall continue in full force and effect unless such invalidity or unenforceability causes substantial deviation from the underlying intent of the parties expressed in this Amendment or unless the invalid or unenforceable provisions comprise an integral part of, or in inseparable from, the remainder of this Amendment. If this Amendment continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

     8. Interpretation. This Amendment has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Amendment. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Amendment against the party that has drafted it is not applicable and is waived. The provisions of this Amendment shall be interpreted in a reasonable manner to effect the purposes of the parties and this Amendment.
     9. Entire Agreement. The terms of this Amendment are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Amendment constitute the complete and exclusive statement of its terms and shall supersede any prior agreement with respect to the subject matter hereof.
     10. Headings. The article and section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their thereunto duly authorized representatives as of the date first above written.

Cardiac Science Corporation		GE Medical Systems Information Technologies, Inc.

By:	/s/ Allan Criss	By:	/s/ Matthias Weber

Name:	Allan Criss	Name:	Matthias Weber
Title:	Senior Vice President, Sales, Marketing and Service, North America	Title:	Vice President & General Manager Cardiology Systems

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